Exhibit 5.3

STEWART MCKELVEY STIRLING SCALES

Suite 900

Purdy’s Wharf Tower One

1959 Upper Water Street

Halifax, NS Canada B3J 3N2

October 26, 2004

IPG HOLDING COMPANY OF NOVA SCOTIA

c/o Intertape Polymer Group Inc.

110 E. Montee De Liesse

St., Laurent, QC H4T 1N4

Ladies and Gentlemen:

RE: U.S. $125,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8½% SENIOR SUBORDINATED NOTES DUE 2014 OF INTERTAPE POLYMER US INC. (THE “COMPANY”)

We have acted as local counsel to IPG Holding Company of Nova Scotia, a Nova Scotia company (“IPG Nova Scotia”) in connection with the issuance and exchange (the “Exchange Offer”) of up to U.S. $125,000,000 aggregate principal amount of the 8½% Senior Subordinated Notes due 2014 (the “Exchange Notes”), to be issued by the Company, a Delaware corporation (the “Company”) for an equal principal amount of the Company’s 8½% Senior Subordinated Notes due 2014 outstanding on the date hereof (the “Private Notes”). The Exchange Notes will be issued pursuant to an Indenture, dated as of July 28, 2004 (the “Indenture”), by and among the Company, as issuer, the guarantors named therein (the “Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”). The Private Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the Guarantors, including IPG Nova Scotia (such guarantee given by IPG Nova Scotia being hereinafter referred to as the “IPG Nova Scotia Exchange Guarantee”).

As such local counsel, we have reviewed:

1.	the Registration Statement on Form S-4 and F-4 (the “Registration Statement”) to be filed on October 26, 2004 with the United States Securities and Exchange Commission (the “Commission”) on behalf of the Company and the Guarantors, in what we are advised is the form filed with the Commission and as amended through the date hereof;

2.	the Indenture;

3.	a certificate of status pertaining to IPG Nova Scotia issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated October 25, 2004;

4.	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of the Company contained in the minute book of the Company;

5.	an Officers’ Certificate of IPG Nova Scotia addressed to us dated the date hereof (the “Officer’s Certificate”);

6.	resolutions adopted by the directors of IPG Nova Scotia relating to, among other things, the execution and deliver of the Indenture and the issuance, execution and delivery of the IPG Nova Scotia Exchange Guarantee; and

7.	the form of the Exchange Notes and a specimen thereof including the IPG Nova Scotia Exchange Guarantee.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such other public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering the opinions expressed herein, we have, without independent investigation or verification:

a.	assumed the legal capacity of all natural persons and assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof and that the signatures on all documents examined by us are genuine;

b.	assumed that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

c.	assumed that each of the Indenture and the IPG Nova Scotia Exchange Guarantee will have been physically delivered (which delivery may be by telefax or other electronic means where the parties so agree) by IPG Nova Scotia to the other parties thereto or their lawful representatives and that no such delivery was subject to any condition or escrow which has not been satisfied; and

d.	relied, with respect to matters of fact, upon certificates of officers of IPG Nova Scotia including, without limitation, the Officer’s Certificate and information obtained from public officials.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	IPG Nova Scotia is an unlimited company duly incorporated, validly existing and in good standing as to the filing of annual returns and the payment of annual fees under the laws of the Province of Nova Scotia.

2.	The IPG Nova Scotia Exchange Guarantee has been duly authorized by all necessary corporate action on the part of IPG Nova Scotia, and, when the IPG Nova Scotia

Exchange Guarantee is executed by an officer of IPG Nova Scotia and delivered in accordance with the terms of the Exchange Offer in exchange for the guarantee of IPG Nova Scotia of the Private Notes, the IPG Nova Scotia Exchange Guarantee will have been validly executed, issued and delivered by IPG Nova Scotia.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the Province of Nova Scotia. We express no opinion with respect to the law any other jurisdictions.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Stewart McKelvey Stirling Scales